SHUFFIELD LOWMAN
ATTORNEYS AND ADVISORS

1000 LEGION PLACE, SUITE 1700 • ORLANDO, FL 32801
PHONE: 407-581-9800 • FAX: 407-581-9801

June 28, 2023

Humble Imports Inc d/b/a
ECD Auto Design
Unit 107 - 4930 Industrial Lane
Kissimmee, Florida 34758

Ladies and Gentlemen:

We have acted as counsel to Humble Imports Inc, d/b/a E.C.D. Automotive Design, a Florida corporation, (the "**Company**") in connection with the proposed merger (the "**Merger**"), of EFHAC Merger Sub, Inc., a Florida corporation ("**Merger Sub**") with and into the Company, with the Company surviving, pursuant to that certain Merger Agreement dated as of March 3, 2023, by and among EF Hutton Acquisition Corporation I., a Delaware corporation ("**Parent**"), Merger Sub, a wholly-owned subsidiary of Parent, ECD Auto Design UK, Ltd., an England and Wales corporation ("**ECD UK Subsidiary**"), the Company, and Scott Wallace, solely in his capacity as Securityholder Representative (the "**Merger Agreement**"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Merger Agreement.

This opinion is being rendered in accordance with section 8.6(b) of the Merger Agreement and Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (the "**Act**").

In connection with our opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts, information, representations, covenants, and agreements contained in the Merger Agreement, the Registration Statement on Form S-4 filed by the Parent with the Securities and Exchange Commission (the "**Commission**") on April 26, 2023 (the "**Registration Statement**"), and any amendments thereto. In our examination, we have assumed (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the Merger Agreement and the ancillary agreements thereto represent the entire understanding of Parent, Merger Sub, ECD UK Subsidiary, the Company, and the Securityholder Representative with respect to the Merger, (iii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, correct, and complete, and (iv) the parties to the Merger Agreement will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the assumptions described above are untrue for any reason or if the transaction is consummated in a manner different from the manner described in the Merger Agreement, our opinion as expressed below may be adversely impacted.

SHUFFIELD LOWMAN
ATTORNEYS AND ADVISORS

1000 LEGION PLACE, SUITE 1700 • ORLANDO, FL 32801
PHONE: 407-581-9800 • FAX: 407-581-9801

This opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "**Code**"), the U.S. Treasury Regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the U.S. Internal Revenue Service the ("**IRS**"), in each case, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any change that is made after the date hereof in any of the foregoing bases for our opinion, or any inaccuracy in the facts or assumptions on which we have relied in issuing our opinion, could adversely affect our conclusion. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention or to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof. No opinion is expressed as to any transactions in connection with the Merger or any matter, other than those specifically covered by this opinion. In particular, this opinion is limited solely to matters in the Registration Statement's discussion of the Merger and does not address the U.S. federal income tax treatment of any other items described in the Registration Statement.

The conclusions reached in our opinion are based on our best judgment regarding the application of the relevant legal authorities. Our opinion is not binding on the IRS or any court, and there can be no assurance or guarantee that either will agree with our conclusions. The IRS may challenge one or more of the conclusions contained herein and the IRS may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

Based upon and subject to the foregoing and the limitations and qualifications herein and in the Registration Statement, we hereby confirm that (i) the statements set forth in the Registration Statement under the caption "*Material U.S. Federal Income Tax Consequences*" insofar as they are statements regarding U.S. federal income tax law and regulations and legal conclusions with respect thereto, constitute the opinion of Shuffield, Lowman & Wilson, P.A. as to the material U.S. federal income tax consequences to Company Stockholders that exchange, pursuant to the Merger, their Company Common Stock for Parent Common Stock, and (ii) it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code.

This opinion is furnished to you solely for use in connection with the Registration Statement. This opinion is based on facts and circumstances existing on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also to the references to Shuffield, Lowman & Wilson, P.A. in the Registration Statement. In

SHUFFIELD LOWMAN
ATTORNEYS AND ADVISORS

1000 LEGION PLACE, SUITE 1700 • ORLANDO, FL 32801
PHONE: 407-581-9800 • FAX: 407-581-9801

giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ SHUFFIELD, LOWMAN & WILSON, P.A.

SHUFFIELD, LOWMAN & WILSON, P.A.